UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2016

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-36046	41-1301878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13631 Progress Boulevard, Suite 400, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code

(386) 462-6800
(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On December 29, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of AxoGen, Inc. (the “Company”), approved and the Board ratified the following executive officer compensation:

Name and Principal Position	2017 Base Salary	2017 Target Bonus as Percentage of Base Salary (1)	Stock Option Award (2)	2017 Performance Stock Unit Award (3)	Retention Stock Unit Award(4)

Karen Zaderej CEO	$462,500	65%	209,500 shares	74,500 Units (5)	40,000 Units

Peter Mariani CFO	$336,000	40%	110,000 shares	35,700 Units (5)	N/A

Gregory G. Freitag General Counsel & SVP of Business Development	$189,000	40%	50,000 shares	15,750 Units (5)	N/A

Shawn McCarrey SVP Sales	$206,000	$0	50,000 shares	28,600 Units (6)	N/A

_______________________________________

1.

The Compensation Committee established a bonus award plan for the Company’s officers (the “2017 Bonus Award Plan”), including certain Executive Officers provided in the table (collectively, the “Executive Officers”), based upon the Company meeting certain established corporate key objectives (the “Key Objectives”) and a final determination by the Board, in its sole discretion, that a bonus granted to a Company officer is appropriate based upon the Company’s 2017 performance.  The Key Objectives: (1) relate to revenue, expense management and certain operational goals; (2) have established thresholds and target levels; and (3) are weighted and measured separately in terms of actual level of attainment.  The amount of any such bonus for a particular eligible officer is based upon an assigned percentage of such officer’s 2017 base salary. Mr. McCarry is not included in the 2017 Bonus Award Plan. He has a commission program pursuant to which he receives, in addition to his base salary, a percentage of 2017 monthly United States and Canada revenue and an additional amount based on a percentage of the difference between such monthly revenue compared to the same month in 2016.

2.

Stock option awards were granted to Company officers, including the Executive Officers provided in the table.  The stock option awards were in the form of incentive stock options and were granted pursuant to the AxoGen, Inc. 2010 Stock Incentive Plan, as amended (the “Plan”).  All of the granted options have a ten-year term and an exercise price of $8.95 per share of common stock, par value $0.01 per share (the “Common Stock”), underlying the options, which was the closing price of the Common Stock as reported on the NASDAQ Capital Market on December 29, 2016, and vest as to 25% of option shares one year after the grant date, and as to the remaining 75% of option shares in 12.5% increments every six months thereafter until fully vested on December 29, 2020.

3.

2017 performance stock units were granted to Company officers, including the Executive Officers provided in the table (the “PSU Agreements”).  The performance stock unit awards were in the form of performance-based restricted stock units (the “Units”) and were granted pursuant to the Plan.  Each

Unit represents the Company’s commitment to issue one share of Common Stock (each such share of Common Stock, the “Share”) at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the Plan and PSU Agreements.

4.

Ms. Zaderej was provided a retention stock unit award in the form of retention-based restricted stock units (the “Retention Units”) which were granted pursuant to the Plan.  The award was for a total of 40,000 Retention Units, with each Retention Unit representing the Company’s commitment to issue one Share.  So long as Ms. Zaderej’s employment is continuous through January 1, 2020, all of the Units will become vested and 40,000 Shares will be issued by the Company to Ms. Zaderej. In the event of a “Change in Control” (as defined in the award agreement) of the Company, all of the Retention Units shall fully accelerate.

5.

For each of Ms. Zaderej, Mr. Mariani and Mr. Freitag, by February 15, 2019 the Compensation Committee of the Board will review the Company’s gross revenue for the fiscal year ending December 31, 2018.  Upon such review, and based upon revenue performance criteria in each PSU Agreement for such officers, a determination of the number of Shares that may be issued pursuant to the PSU Agreements will be made, which amount could range between zero to 100% of the Units granted.  Once the number of Shares has been determined, 33.33% will vest on each of February 15, 2019 and 2020 and 33.34% will vest on February 15, 2021, provided that the particular officer has been continuously employed through each vesting date as to the particular number of Shares vesting. In the event of a “Change in Control” (as defined in each PSU Agreement), all or a portion of the Units shall accelerate.

6.

Within 45 days of the end of the quarters ending March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017 (each, a “Quarter”), the Compensation Committee of the Board will review the Company’s gross revenue in the United States and Canada as of the end of each such quarter.  Upon such review, and based upon the revenue performance criteria in his PSU Agreement, a determination of the number of Shares that may be issued pursuant to his PSU Agreement will be made, which could range between zero to 25% of the Units granted.  Once the number of Shares has been determined, such Shares shall be immediately vested.  If the Company’s performance goals are not attained in a particular Quarter, the applicable tranche of Units eligible to vest in that quarter will not vest in subsequent quarters.  In the event of a “Change in Control” (as defined in Mr. McCarry’s PSU Agreement), all or a portion of the Units shall accelerate.

A copy of the form of PSU Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ended December 31, 2016.  The Company intends to seek confidential treatment for certain terms of the PSU Agreement in connection with its filing in accordance with the procedures of the Securities and Exchange Commission. The foregoing description of the terms of the PSU Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 3, 2017

AXOGEN, INC.

By:	/s/ Greg Freitag
Name:	Greg Freitag
Title:	General Counsel